EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement of EOG Resources, Inc. (the “Company”) on Form S-3 of our report dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of EOG Resources, Inc. and subsidiaries and the effectiveness of EOG Resources, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of EOG Resources, Inc. for the year ended December 31, 2007 (which report (1) expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” on January 1, 2006 and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 25, 2008